Exhibit 99.1
Helix Will Not Attend Two Industry Conferences
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) updated its previous report by announcing that it will not attend the following previously announced conferences:
•	The Johnson Rice Energy Infrastructure Conference at the Windsor Court Hotel in New Orleans, Louisiana on Monday, October 6, 2008; and
•	The Natixis Bleichroeder 2nd Annual Hidden Gems Conference at the Waldorf-Astoria Hotel in New York, New York on Tuesday, October 14.
Tony Tripodo, Helix’s Chief Financial Officer, stated, “We regret being unable to attend these previously announced conferences, but feel that management’s time should be focused on restoring normal operations in the wake of Hurricane Ike. As stated in our press release dated September 23, 2008, we intend to provide an update on the status of our operations and production guidance for the fourth quarter of 2008 in conjunction with the release of our third quarter earnings.”
Helix plans to attend the 2008 Capital One Southcoast Energy Conference at the Windsor Court Hotel in New Orleans, Louisiana on December 8 and 9.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides reservoir development solutions and other contracting services to the energy market as well as to our own oil and gas business unit. Our contracting services segment utilizes our vessels and offshore equipment that when applied with our methodologies reduce finding and development costs and cover the complete lifecycle of an offshore oil and gas field. Our oil and gas segment engages in prospect generation, exploration, development and production activities. We operate primarily in the Gulf of Mexico, North Sea, Asia Pacific and Middle East Regions.